                                                                     EXHIBIT 4.4




First Pacific Networks, Inc.
871 Fox Lane
San Jose, California  95131


Gentlemen:

     This letter will confirm our mutual agreement with respect to our engagement as exclusive Placement Agent ("Distributor") to act on behalf of First Pacific Networks, Inc. (the "Company") in connection with the offer and sale on a best efforts basis of a minimum of 3,500 shares and a maximum of 5,000 shares of the Company's Series G Preferred Stock ($.001 par value) (the "Preferred Share"), having a purchase price of $1,000 per share of the Company (the "Series G Preferred Stock" or "Preferred Shares") pursuant to Regulation D promulgated under the Securities Act of 1933, as amended (the "Act").

     1. The engagement hereunder shall commence upon the execution of this letter by the Company, and terminate thirty (30) days thereafter. You represent that no other offering under Regulation S or Regulation D is presently in progress by the Company which has not been disclosed to us.

     2. (a) The net proceeds to be received by the Company after deducting Distributor's Fees of $50 per Preferred Share shall be $950 per share of Series G Preferred Stock. Other than the Distributor's Fee payable hereunder, and the warrants set forth in PARA10 hereof, the Distributor shall not be entitled to any additional compensation from the Company, nor shall Distributor be reimbursed for its expenses. The Company shall pay the Escrow Agent's (as defined below) fee of $10,000 from the net proceeds of the Sale of the Preferred Shares.

          (b) Each purchaser of Preferred Shares will, within two business days after acceptance by the Company of a Stock Purchase Agreement ("Stock Purchase Agreement") in the form attached as Exhibit A, pay the purchase price for the Preferred Shares in escrow to the Escrow Agent. The Escrow Agent is authorized to release the funds of each purchaser after

               (i) the Company approves such purchaser and the Stock Purchase Agreement and subscription documents' (in the form of an exhibit hereto) which have been submitted and signed by the purchaser, and

               (ii) the Company has caused to be delivered to the Escrow Agent or his designee, one or more certificates for the Preferred Shares purchased by such purchaser and the opinion of counsel attached as Annex III to the Stock Purchase Agreement, and

               (iii) the Escrow Agent has received good funds representing the purchase price for the Preferred Shares, and disbursed same to the Company.

          (c) Each purchaser will be an accredited investor as said term is defined in Rule 501 under Regulation D promulgated under the Act.

                                                                     EXHIBIT 4.4

          (d) The Company shall have the right in its sole discretion to reject any subscription, and to disapprove any person or entity which is proposed by the Distributor to be a purchaser of any Preferred Shares.

     3. The Company will cause the certificates representing the Preferred Shares purchased pursuant to such Agreement to be delivered to Krieger & Prager, Esqs. as escrow agent (the "Escrow Agent') pursuant to the terms of the Joint Escrow Instructions attached as Annex II to the Stock Purchase Agreement.

     4. (a) The Distributor represents, warrants and agrees that each purchaser of the Preferred Shares will be qualified to purchase the Preferred Shares under the laws of the jurisdiction in which such person resides and that the offer and sale of the Preferred Shares will not violate the securities or other laws of such jurisdiction. Without limiting the foregoing, Distributor agrees that it will not solicit offers for, or offer or sell Preferred Shares by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in any manner involving a public offering within the meaning of 4(2) of the Securities Act. The Company and Distributor acknowledge that the Distributor will primarily offer the securities to persons not resident in the United States. The Company agrees that with respect to any offerees resident in the United States, the Company will file, at the request of Distributor, any necessary applications with any applicable securities regulatory authority, provided, that all offerees will be accredited investors.

          (b) The Distributor understands that the Preferred Shares have not been registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, United States persons except in accordance with the Act or pursuant to an exemption from the registration requirements of the Act.

     5.   The Distributor further agrees that:

          (a) all offering materials and documents used in connection with offers and sales of the Preferred Shares prior to the expiration of the engagement period shall be approved in advance in writing by the Company, and shall include statements to the effect that the Preferred Shares have not been registered under the Act and that neither the purchaser, nor any direct or indirect purchaser of the Preferred Shares from such purchaser, may directly or indirectly offer or sell the Preferred Shares unless the Preferred Shares are registered under the Act, or an exemption from the registration requirements of the Act is available;

          (b) it will comply with all laws, rules and regulations of the jurisdictions in which the Preferred Shares are offered and sold; and

          (c) Distributor has no authority to act on behalf of the Company or otherwise bind the Company except as expressly set forth herein.

     6. Distributor is an independent contractor, and is not the agent of the Company. It is not authorized to bind the Company, or to make any representations or warranties on behalf of the Company.

     7. The Company represents, warrants, and agrees that, in addition to the warranties to be made by the Company to the purchasers:

          (a) the Common Stock to be issued upon conversion of the Preferred Shares has been registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company has timely filed all the material required to be filed pursuant to Section 13(a) or 15(d) of the Exchange Act for a period of at least twelve months preceding the date hereof, and the Company will continue to file all such material on a timely basis;

                                                                     EXHIBIT 4.4

          (b) The Company is in full compliance, to the extent applicable, with all reporting obligations under either Section 12(b), 12 (g) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has registered its Common Stock pursuant to Section 12 of the Exchange Act and the Common Stock is listed on the NASDAQ/SmallCap, and has received no notice, either oral or written, with respect to its continued eligibility for such listing;

          (c) the Preferred Shares will be offered and sold in compliance with the requirements for the exemption from registration pursuant to Section 5 of the Act contained in Regulation D, and with all other U.S. securities laws and regulations; it being understood that this representation, warranty and agreement is made relying exclusively on the representations, warranties and agreements made by the Distributor and/or purchasers herein or in the applicable subscription documents. The Company will, at its expense, make all filings required under the Act and any applicable domestic securities exchange or trading market, if any;

          (d) all information furnished by the Company to purchasers under Regulation D will not contain any untrue statement of material fact or omit to state a material fact required to be stated or necessary to make the statements therein not misleading; provided however, that this representation and warranty does not extend to written material furnished to the Company by Distributor relating to Distributor or the distribution process;

          (e) the Company will not sell any common stock or securities convertible into common stock under Regulation S for a period of ninety (90) days from Closing Date and under Regulation D for a period of seventy-five (75) days from Closing Date if 5,000 Preferred Shares are purchase pursuant to this Stock Purchase Agreement and sixty (60) days if less than 5,000 shares are purchased pursuant to this Stock Purchase Agreement, unless such Shares shall not be freely transferable for a period of six (6) months from the Offering Date;

          (f) the Company has all requisite corporate power and authority to execute and perform this agreement. All corporate action necessary for the authorization, execution, delivery and performance of this agreement and the transaction contemplated hereby have been taken. This agreement constitutes a valid and binding obligation of the Company subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors' rights generally;

          (g) the execution and performance of this agreement by the Company and the offer and sale of the Preferred Shares will not violate any provision of the Certificate of Incorporation or Bylaws of the Company or any material agreement or other instrument to which the Company is party or by which it is bound, and which violation(s) would have a material adverse effect on the business or financial condition of the Company. Any material necessary approvals, U.S. governmental and private, will be obtained by the Company prior to the issuance of the Preferred Shares;

          (h) the Company makes no other representation or warranty with respect to the Company, its finances, assets, recent sales of securities, business or prospects or otherwise. Distributor will advise each purchaser and potential purchaser of the foregoing, and that such purchaser is relying on its own investigation with respect to all such matters, and that it will be given reasonable access to any and all material publicly available documents and Company personnel it may require for such investigation; and

          (i) the Company will deliver to each Purchaser, a Registration Rights Agreement substantially in the form annexed hereto as Annex IV to the Stock Purchase Agreement, the Company and each Purchaser will comply with all of its obligations thereunder.

     8. The Company will provide Escrow Agent, as Agent for the Purchaser, with an opinion of counsel substantially in the form attached as Annex III to the Stock Purchase Agreement.

                                                                     EXHIBIT 4.4

     9. Further, during the time period commencing upon completion of this distribution and ending one hundred five (105) days thereafter, the Distributors will have the right of first refusal on any further offer or sale of common stock or securities convertible into common stock in any non-public offering, other than strategic investments under Regulation D which will not effect registration for six months.

     10. The Company agrees to issue to Distributor, within ten (10) days after the Closing Date, transferable divisible warrants for one hundred (100) shares of Common Stock for each share of Series G Preferred stock sold, at an exercise price per share of Common Stock equal to 120% of the Market Price at Closing, exercisable commencing forty-five (45) days from closing, and for a period of thirty-six (36) months thereafter, in form to be hereafter agreed.

     11. As more fully described in Exhibit B hereto, which is incorporated herein by reference, each party hereto will indemnify and hold the other (including its partners, agents, employees, and controlling persons within the meaning of Section 15 of the Act or Section 20 of the Exchange Act) harmless from and against certain claims, liabilities, losses, damages and expenses incurred, including fees and disbursements of counsel, related to or arising out of this engagement. Exhibit B will be executed and delivered simultaneously with this agreement.

     12. This agreement shall be governed by and construed under the laws of the State of New York without giving effect to principles governing the conflicts of laws. A facsimile transmission of this signed agreement shall be legal and binding on all parties hereto. Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Stock Purchase Agreement.

Dated:    September 25   , 1996
       ------------------

                                   FIRST GRANITE SECURITIES, INC.


                                   By:
                                       ----------------------------

AGREED & ACCEPTED:

FIRST PACIFIC NETWORKS, INC.


By: /s/ Kenneth W. Schneider
    ------------------------
     Its Chief Financial Officer
         -----------------------

                                                                     EXHIBIT 4.4

                                    EXHIBIT B


                            INDEMNIFICATION AGREEMENT


     In consideration of the agreement of FIRST GRANITE SECURITIES (hereinafter "Distributor") to act on behalf of FIRST PACIFIC NETWORKS, INC. (the "Company") pursuant to the Distribution Agreement (the "Agreement") dated September 26, 1996, the Company agrees to indemnify and hold harmless Distributor, their affiliates, and each of their respective partners, directors, officers, agents, consultants, employees and controlling persons (with the meaning of the Securities Act of 1933) (Distributor and each such other person or entity are hereinafter referred to as an "Indemnified Person"), from and against any losses, claims, damages, expenses and liabilities or actions in respect thereof (collectively "Losses"), as they may be incurred including all reasonable legal fees and other expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any Losses (whether or not in connection with any pending or threatened litigation in which any Indemnified Person is a named party) to which any of them may become subject (including in any settlement effected with the Company's consent) and which are related to or arise out of the engagement under the Agreement. The Company will not, however, be responsible under the foregoing provisions with respect to any Losses (a) to the extent that a court of competent jurisdiction shall have determined by a final judgment that such Losses resulted primarily from actions taken or omitted to be taken by an Indemnified Person due to its gross negligence, bad faith or willful misconduct, or (b) resulting solely from one or more decreases in the market price of the Company's common stock.

     If the indemnity referred to in this agreement should be, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold such Indemnified Person harmless, the Company shall pay to or on behalf of each Indemnified Person contributions for Losses so that each Indemnified Person ultimately bears only a portion of such Losses as is appropriate (i) to reflect the relative benefits received by each such Indemnified Person, respectively, on the one hand and the Company on the other hand in connection with the transactions, or (ii) if the allocation on that basis is not permitted by applicable law, to reflect not only the relative benefits referred to in clause
(I) above but also the relative fault of each such Indemnified Person, respectively, and the Company as well as any other relevant equitable considerations; provided, however, that in no event shall the aggregate contribution of all Indemnified Persons to all Losses in connection with an transaction exceed the vale of the consideration actually received by Distributor pursuant to the Agreement. The respective relative benefits received by Distributor and the Company in connection with any transaction shall be deemed to be in the same proportion as the aggregate consideration received by Distributor in connection with the transaction bears to the total consideration of the transaction. The relative fault of each Indemnified Person and the Company shall be determined by reference to, among other things, whether the actions or omissions to act were by such Indemnified Person or the Company, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action or omission to act.

     The Company also agrees that no Indemnified Person shall have any liability to the Company or its affiliates, directors, officers, employees, agents or shareholders, directly or indirectly, related to or arising out of the Agreement, except that each Indemnified Person shall indemnify and hold harmless the Company, its directors, officers, agents, consultants and controlled persons from and against any Losses as they are incurred, which result primarily from actions taken or omitted to be taken by such Indemnified Person due to its gross negligence, bad faith or willful misconduct. In no event, regardless of the legal theory advanced, shall the Company or any Indemnified Person be liable for any consequential, indirect, incidental or special damages of any nature.

     If any action is brought against any Indemnified Person in respect of which indemnity may be sought against the Company hereunder, such Indemnified Person shall promptly notify the Company in writing of such action and the Company shall be entitled to participate therein and, to the extent the

                                                                     EXHIBIT 4.4

Company shall wish, assume the defense thereof. Upon the request of an Indemnified Person, the Company shall retain counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person and any others the Company may designate in such action and shall pay the reasonable fees and expenses of such counsel related thereto as they are incurred. In any such action, an Indemnified Person shall have the right to retain its own counsel at its own expense, except that the Company shall pay as they are incurred the reasonable fees and expenses of counsel retained by the indemnified party only in the event that (i) the Company and such Indemnified Person shall have mutually agreed to the retention of such counsel or (ii) the Company has directed counsel to represent one or more parties in addition to such Indemnified Person in such action and representation of both such Indemnified Person and such other party or parties by the same counsel would be inappropriate, in the reasonable opinion of such Indemnified Person, due to actual or potential differing interests between them, it being understood that the Company shall not be liable for the reasonable fees and expenses of more than one separate firm for all the Indemnified Persons. No indemnification provided for herein shall be available to any Indemnified Person that fails to give notice as provided above if the Company was unaware of the action to which such notice would have related and was substantially prejudiced by such failure or to any Indemnified Person that retains its own counsel in accordance with the immediately preceding sentence except in the circumstances set forth in clauses
(i) and (ii) thereof. The Company agrees that without Distributor's prior written consent it shall not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding related to the Distribution Agreement unless the settlement, compromise or consent also includes an express unconditional release of all Indemnified Persons from all liability and obligations arising therefrom.

     The respective obligations of the Company and the Indemnified Persons referred to above shall be in addition to any rights that any Indemnified Person or the Company, as the case may be, may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of any Indemnified Person and the Company. It is understood that the respective obligations of the Company and the Indemnified Persons will remain operative regardless of any termination or completion of Distributor's services pursuant to the Agreement.

FIRST GRANITE SECURITIES


By:
    -------------------------------
          Title:
                 ------------------

FIRST PACIFIC NETWORKS, INC.


By: /s/ Kenneth W. Schneider
    ------------------------
          Title: Chief Financial Officer
                 -----------------------